Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Wise Group plc of our report dated December 5, 2025, except for the disaggregation of government bonds within the total available-for-sale debt securities disclosure discussed in Note 11 and the concentration of payment processors, partners, customers and brokers within the total accounts receivable disclosure discussed in Note 12 to the consolidated financial statements, as to which the date is February 12, 2026 relating to the financial statements of Wise plc, which appears in this Registration Statement. We also consent to the reference to us under the heading “10.G Statement by Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

April 10, 2026